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                                                                    EXHIBIT 99.1

ADVOCAT INC.
277 MALLORY STATION ROAD, SUITE 130
FRANKLIN, TENNESSEE 37067
(615) 771-7575

                                                                    NEWS RELEASE
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Contact:        William R. Council, III
                Chief Executive Officer

             ADVOCAT PETITION DENIED BY UNITED STATES SUPREME COURT

FRANKLIN, Tenn. - (November 10, 2003) - Advocat Inc. (NASDAQ OTC: AVCA) today announced that the United States Supreme Court denied the Company's request for review of the Arkansas Supreme Court decision in the case of Advocat v. Sauer, resulting in a judgment of $26.425 million plus interest entered against Advocat.

"We are disappointed that Advocat's petition was denied by the United States Supreme Court," stated William R. Council, Chief Executive Officer. "We believe that the entire award is covered by insurance."

Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under insured professional liability claims, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in 9 states, primarily in the Southeast, and three provinces in Canada.

     For additional information about the Company, visit Advocat's web site:
                            http://www.irinfo.com/avc


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